Hanger Reports Full Year 2017 Results

- Revenue of $1.041 billion, in-line with the Company's prior estimate

- GAAP net loss of $105 million, including intangible asset impairment and a reduction in deferred tax asset valuation

- Adjusted EBITDA of $120 million, an $11 million year-over-year increase

- Company to hold conference call and provide business update

AUSTIN, Texas, May 14, 2018 /PRNewswire/ -- Hanger, Inc. (OTC PINK: HNGR), the leading provider of orthotic and prosthetic patient care services and solutions, today announced the filing of its Annual Report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission (SEC). The Annual Report on Form 10-K contains information pertaining to the Company's quarterly, year-to-date and annual results for 2017.

"Hanger remains on schedule to achieve the financial reporting goals we provided in January, specifically a transition to current SEC filer status in 2018," stated Thomas Kiraly, Executive Vice President and Chief Financial Officer of Hanger, Inc. "We are now focused on preparing our interim financial statements for the three months ended March 31, 2018, and our intention is to file our first quarter Form 10-Q as expeditiously as possible."

Subsequent to reporting and filing Hanger's second quarter 2018 results, the Company currently plans to commence the process of relisting on a national securities exchange, which it anticipates will occur in the autumn timeframe.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "Hanger stands at an important inflection point in our corporate journey. In addition to the multi-year investments made to strengthen our infrastructure, we have also dedicated substantial resources and shareholder capital to advance Hanger's leadership in the orthotics and prosthetics (O&P) industry."

Mr. Asar continued, "We are pleased to have achieved a return to same clinic revenue growth in 2017. Our patient care segment exited 2017 with fourth quarter same clinic revenue growth per day of 2.1 percent and full year net revenue growth of 1.4 percent. These results were driven by an annualized return to positive same clinic growth and higher net revenue yield after a year of investment in key revenue cycle management initiatives during 2016 and early 2017. These actions, combined with initiatives to manage costs, led to double digit growth in profitability as well as free cash flow improvements compared to 2016."

Mr. Asar concluded, "While we still have much to accomplish, we plan to prudently invest in our business to maximize our potential, and ensure Hanger successfully achieves the requirements of health care's triple aim: better care, better health and better value. Powering this goal is the hard work and dedication of our 4,600 associates who help bring life-changing improvements to the patients we serve every day."

Financial Highlights for 2017 Compared to 2016

  Net revenue in 2017 of $1.041 billion, compared to $1.042 billion for 2016.

    Net revenue declined by $1.3 million, or 0.1 percent. Growth in the Patient Care segment (82 percent of net revenue) was offset by a decline in the Company's Products and Services segment, primarily due to decreased therapeutics solutions revenue.

    The Patient Care segment benefited from improvements in claims documentation processes during 2016, which reduced disallowed revenue by $12.4 million.

    Same clinic revenue growth was 0.8 percent for the year ended December 31, 2017 and 2.1 percent for the three month period ended December 31, 2017. These growth rates exclude the favorable effect of improvements in disallowance trends.

  GAAP loss from continuing operations was $104.7 million in 2017, compared to $107.4 million in 2016. Non-GAAP Adjusted EBITDA was $119.6 million compared to $108.5 million in 2016, an increase of $11.1 million year-over-year.

  GAAP results include charges for the impairment of intangible assets, allowance for deferred tax assets, amortization expense, third party professional fees and severance expense.

    The charges for the non-cash impairment of intangible assets related to the Products and Services segment and totaled $54.7 million and $86.2 million in 2017 and 2016, respectively.

    Expenses for third party professional fees incurred in connection with financial statement remediation, in excess of historical amounts, totaled $32.3 million and $37.2 million in 2017 and 2016, respectively.

  Growth in earnings prior to charges and expenses for third party fees resulted primarily from increased contribution and margin expansion within the Patient Care segment that was partially offset by decreased earnings from the Products and Services segment and increased bonus expense.

  GAAP diluted loss per share was $2.89 in 2017, compared to $2.96 in 2016. Non-GAAP adjusted diluted income per share was $0.33 in 2017, compared to $0.39 in 2016.

    Non-GAAP income on a per share basis was negatively impacted by a $12.5 million increase in GAAP interest expense in 2017 compared to 2016 (or approximately $0.21 per share).

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Detailed Results: 2017 and 2016

For 2017, the Company's net revenue of $1.041 billion declined $1.3 million, or 0.1 percent, compared to 2016. The net revenue result was driven by an $11.8 million, or 1.4 percent increase in the Patient Care segment which was offset by a $13.1 million, or 6.5 percent, decrease in the Products & Services segment.

Patient Care Segment

For 2017, the Company's Patient Care net revenue totaled $852.0 million, an increase of $11.8 million compared to 2016. The net revenue growth was primarily the result of lower disallowed revenue and resumed same clinic revenue growth during 2017.

    In 2016 the Company launched an initiative in the Patient Care segment to improve claims documentation and submission procedures. While these efforts impacted clinic-level productivity and lowered clinical throughput during 2016 and early 2017, the Company benefited from resulting improvements in disallowed sales during 2017. Patient Care disallowed revenue decreased by $12.4 million to $37.0 million, or 4.2 percent of segment Adjusted Gross Revenue, as compared with $49.4 million, or 5.6 percent of segment Adjusted Gross Revenue, in 2016.

    Same clinic revenue per day grew 0.8 percent for the full year 2017 and 2.1 percent during the fourth quarter of 2017, excluding the favorable effect of improvements in disallowed revenue.

Income from operations before interest expenses and income taxes for the Patient Care segment were $122.4 million during 2017, which reflected an increase of $29.7 million over the $92.7 million reported in the prior year. Adjusted EBITDA for the segment was $148.0 million, which reflected a $25.9 million increase over the prior year period.

    In addition to the favorable effect of earnings flow-through relating to the $12.4 million decrease in disallowed revenue, the Patient Care segment also benefited from a $10.6 million in net non-personnel related expense reductions. These reductions were primarily comprised of savings in lease, material costs, telecommunications and bad debt expenses.

    The Patient Care segment reflected a net personnel expense decrease of $3.2 million year-over-year, which was comprised of a $12.6 million decrease in salaries, benefits, payroll taxes and related employment costs. This was partially offset by increased bonus and commission expenses of $9.4 million. During 2016 and 2017, in connection with ongoing assessments of clinic locations and performance, the Company closed certain underperforming clinics and realigned segment administrative functions. These actions contributed to the decrease in personnel expenses achieved in 2017.

    Income from operations also benefited from a $3.5 million decrease in depreciation and amortization expense, as compared to the prior year.

Products & Services Segment

For 2017, the Company's Products & Services net revenue totaled $188.8 million, a $13.1 million decrease compared to 2016. The revenue decline was due to the net loss of customer contracts for therapeutic solutions, which provides services to the post-acute market, primarily within skilled nursing facilities (SNFs).

    Hanger recognized approximately $60.1 million in revenues from therapeutic solutions in 2017. The Company currently estimates that it could experience a decline of approximately $8 million from these services in 2018. The Company is currently pursuing strategies to stabilize and maximize

    Revenue from the distribution of O&P componentry to independent providers, which constitutes over 68 percent of total Products and Services segment revenue, increased slightly in 2017 and is anticipated to reflect modest growth in 2018.

Loss from operations before interest expenses and income taxes for the Products and Services segment decreased by $24.1 million to $27.7 million in 2017 from $51.8 million in the prior year. Adjusted EBITDA for the Products and Services segment was $38.5 million in 2017 which reflected a $10.1 million decrease as compared with segment Adjusted EBITDA of $48.6 million in the prior year.

    The decrease in the segment's loss from operations primarily related to a reduction in non-cash charges for the impairment of goodwill and intangible assets relating to the Product & Services segment. The Company recorded a charge of $54.7 million in 2017 compared to a charge of $86.2 million in 2016.

Net Loss from Operations; Interest Expense

For 2017, net loss from operations was $19.7 million compared with a net loss from operations of $72.1 million in 2016.

    In addition to the reduction of non-cash charges for the impairment of goodwill and intangible assets discussed above, the Company also benefited from decreases in its materials costs, personnel costs, other operating costs, professional accounting and legal fees, and depreciation and amortization expenses in 2017.

    Net personnel cost savings of $2.4 million were attained through a decrease in salaries, benefits and other personnel costs associated with reduction in force undertaken in the fourth quarter of 2016, as well as clinic closures, which were partially offset by increased bonus expenses.

Interest expense for 2017 increased to $57.7 million from $45.2 million in 2016. This $12.5 million increase resulted from $10.7 million higher interest expense associated with the Company's debt refinancing in the third quarter of 2016 and $1.8 million related to an increase in interest rates and borrowings.

Liquidity

On December 31, 2017, the Company had liquidity of $87.9 million, comprised of $1.5 million in cash and cash equivalents, and $86.4 million in available borrowing capacity under its revolving credit facility, compared to $102.1 million of liquidity as of December 31, 2016. The $14.2 million decrease in liquidity from 2016 was the result of lower revolver capacity as well as uses of cash to reduce long-term indebtedness and other investing activity.

Business Update and Preliminary Q1 and 2018 View

The Company has not yet completed the preparation of its financial statements for the quarter ended March 31, 2018. However, it has previously provided certain preliminary estimates of its cash flows and liquidity in a Current Report on Form 8-K filed with the SEC on May 11, 2018.

The Company preliminarily estimates that consolidated net revenue for the three months ended March 31, 2018 will be approximately $234 million, which is generally consistent with net revenue reported for the first quarter of 2017. The Company's estimate of net revenue includes:

    Modest Patient Care segment revenue growth, driven primarily by same clinic revenue per day growth of approximately 1.1 percent.

    Declines in the Products and Services segment, offsetting Patient Care growth, driven by therapeutic solutions.

The Company currently anticipates modest year-over-year growth in Adjusted EBITDA in the first quarter of 2018, driven by favorable expense trends including lower benefit expense compared to the first quarter of 2017.

For the full year 2018, the Company currently anticipates net revenue and Adjusted EBITDA to be generally consistent with actual 2017 results. In addition, as a result of the Company completing its debt refinancing in the first quarter of 2018, interest expense for the full year is expected to be approximately $40 million, which reflects an approximately $18 million decrease as compared to 2017.

All amounts relating to 2018 for the first quarter and full year are preliminary and subject to material change as the Company completes the preparation and review of its financial statements for the quarter ended March 31, 2018 and otherwise further evaluates its expectations for annual results.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating its results for the full years 2014–2016. These key statistics are non-GAAP measures used by the Company's management to analyze the Company's business results that are being provided for informational and analytical context.

Conference and Webcast Details

Hanger's management team will host a conference call on Tuesday, May 15, at 8:30 am Eastern Time to discuss the Company's 2017 financial results and business outlook.

To participate, dial 877-407-6184 or 201-389-0877 outside the U.S. and Canada, and use conference code number 13680014. A live webcast and replay of the call will be available at the Investor Relations section of the Company's web site at www.hanger.com/investors, and a replay of the webcast will remain available for 90 days.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger's web site at www.hanger.com/investors.

About Hanger, Inc. – Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (OTC PINK: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger's Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With over 150 years of clinical excellence and innovation, Hanger's vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This press release contains certain "forward-looking statements" relating to the Company. All statements, other than statements of historical fact included herein, are "forwardâ€‘looking statements," including statements regarding the timing of filing of, and the outcome of the Company's work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as "preliminary," "intends," "expects," "plans" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company's ongoing financial statement preparation and closing processes that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to identify additional material weaknesses, or to take any other necessary action relating to the Company's accounting practices; the time required to complete the Company's financial statements and other financial data and accounting review; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; the impact of the Tax Cuts and Jobs Act on the Company's financial statements; any regulatory review of, or litigation relating to, the Company's accounting practices, financial statements and other financial data, periodic reports or other corporate actions; changes in the demand for our O&P products and services; uncertainties relating to the results of operations or recently acquired O&P patient care clinics; the Company's ability to enter into and derive benefits from managed-care contracts; the Company's ability to successfully attract and retain qualified O&P clinicians; federal laws governing the health care industry; uncertainties inherent in investigations and legal proceedings; governmental policies affecting O&P operations; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10â€‘K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Investor Relations Contacts:
Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.
Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.
512-777-3690, InvestorRelations@hanger.com

Table 1
Hanger, Inc.
Consolidated Balance Sheets
(dollars in thousands, except par value and share amounts)

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$ 1,508	$ 7,157
Net accounts receivable, less allowance for doubtful accounts of $14,065 and $15,521 in 2017 and 2016, respectively	146,346	144,562
Inventories	69,138	68,225
Income taxes receivable	13,079	13,200
Other current assets	20,888	19,137
Total current assets	250,959	252,281

Non-current assets:
Property, plant and equipment, net	93,615	100,467
Goodwill	196,343	249,678
Other intangible assets, net	21,940	32,941
Deferred income taxes	68,126	94,223
Other assets	9,440	25,514
Total assets	$ 640,423	$ 755,104

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 4,336	$ 30,944
Accounts payable	48,269	50,549
Accrued expenses and other current liabilities	65,838	78,950
Accrued interest payable	845	662
Accrued compensation related costs	53,005	36,162
Total current liabilities	172,293	197,267

Long-term liabilities:
Long-term debt, less current portion	445,928	441,706
Other liabilities	50,253	50,717
Total liabilities	668,474	689,690

Commitments and contingent liabilities

Shareholders (Deficit) Equity:

Common stock, $.01 par value; 60,000,000 shares authorized; 36,515,232 shares issued and 36,372,411 shares outstanding in 2017, and 36,183,894 shares issued and 36,041,073 shares outstanding in 2016	365	362
Additional paid-in capital	333,738	322,191
Accumulated other comprehensive loss	(1,686)	(1,440)
Retained deficit	(359,772)	(255,003)
Treasury stock, at cost 142,821 shares at 2017 and 2016, respectively	(696)	(696)
Total shareholders (deficit) equity	(28,051)	65,414
Total liabilities and shareholders' (deficit) equity	$ 640,423	$ 755,104

Table 2
Hanger, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except share and per share amounts)

	For the Years Ended December 31,
	2017	2016	2015

Net revenue	$ 1,040,769	$ 1,042,054	$ 1,067,172
Material costs	329,223	332,071	336,283
Personnel costs	361,090	363,537	367,094
Other operating costs	129,831	139,024	140,839
General and administrative expenses	110,078	107,224	111,761
Professional accounting and legal fees	36,239	41,233	28,647
Depreciation and amortization	39,259	44,887	46,343
Impairment of intangible assets	54,735	86,164	385,807
Loss from operations	(19,686)	(72,086)	(349,602)

Interest expense, net	57,688	45,199	29,892
Loss on extinguishment of debt	-	6,031	7,237
Loss from continuing operations before income taxes	(77,374)	(123,316)	(386,731)

Provision (benefit) for income taxes	27,297	(15,910)	(67,614)
Loss from continuing operations	(104,671)	(107,406)	(319,117)
Income (loss) from discontinued operations, net of income taxes	-	935	(7,974)
Net loss	$ (104,671)	$ (106,471)	$ (327,091)

Other comprehensive (loss) income:
Unrealized (loss) gain on DB SERP, net of income tax (benefit) provision of $(151), $(16) and $81 for 2017, 2016, and 2015, respectively	$ (246)	$ (26)	$ 474
Comprehensive loss	$ (104,917)	$ (106,497)	$ (326,617)

Basic and Diluted Per Common Share Data:
Loss from continuing operations	$ (2.89)	$ (2.99)	$ (8.96)
Income (loss) from discontinued operations, net of income taxes	-	0.03	(0.22)
Basic and diluted loss per common share	$ (2.89)	$ (2.96)	$ (9.18)

Shares used to compute basic and diluted per common share amounts	36,270,920	35,933,222	35,635,448

Table 3
Hanger, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$ (104,671)	$ (106,471)	$ (327,091)
Income (loss) from discontinued operations, net of income taxes	-	935	(7,974)
Loss from continuing operations	(104,671)	(107,406)	(319,117)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,259	44,887	46,343
Provision for doubtful accounts	9,422	13,727	12,854
Impairment of long-lived and intangible assets	54,735	86,164	385,807
Stock-based compensation expense	12,930	9,763	11,134
Provision (benefit) for deferred income taxes	26,248	4,031	(48,926)
Amortization of debt issuance costs	8,876	4,921	3,371
Loss on extinguishment of debt	-	6,031	7,237
Gain on sale and disposal of fixed assets	(2,059)	(5,055)	(2,384)

Changes in operating assets and liabilities, net of effects of acquired companies:
Net accounts receivable	(12,585)	17,612	(13,625)
Inventories	(913)	253	2,520
Other current assets	661	849	3,913
Income taxes	121	18,725	(40,152)
Accounts payable	(3,562)	(3,133)	8,084
Accrued expenses and accrued interest payable	(12,929)	(3,045)	(6,264)
Accrued compensation related costs	16,843	(12,006)	6,877
Other liabilities	(2,271)	(5,797)	6,940
Net cash provided by operating activities - continuing operations	30,105	70,521	64,612
Net cash used in operating activities - discontinued operations	-	(1,425)	(5,098)
Net cash provided by operating activities	30,105	69,096	59,514

Cash flows from investing activities:
Purchase of property, plant and equipment	(16,355)	(21,148)	(27,620)
Purchase of equipment leased to third parties under operating leases	(6,000)	(2,476)	(4,632)
Acquisitions, net of cash acquired	-	-	(10,215)
Restricted cash	(1,016)	1,615	(54)
Proceeds from company-owned life insurance investment	17,135	-	-
Purchase of company-owned life insurance investment	(555)	(2,543)	(2,544)
Proceeds from sale of property, plant and equipment	4,909	5,960	4,954
Other investing activities, net	-	(10)	(50)
Net cash used in investing activities - continuing operations	(1,882)	(18,602)	(40,161)
Net cash provided by investing activities - discontinued operations	-	1,425	4,987
Net cash used in investing activities	(1,882)	(17,177)	(35,174)

Cash flows from financing activities:
Borrowings under term loan	420	274,400	-
Repayment of term loan	(28,545)	(19,688)	(14,063)
Borrowings under revolving credit agreement	156,965	23,000	155,000
Repayments under revolving credit agreement	(151,965)	(155,000)	(93,000)
Payment of senior notes	-	(200,000)	-
Payment of employee taxes on stock-based compensation	(1,477)	(288)	(2,212)
Payment on seller note and other contingent consideration	(5,197)	(9,128)	(13,561)
Payment of capital lease obligations	(1,210)	(979)	(1,110)
Payment of debt issuance costs and fees	(2,863)	(15,832)	(8,340)
Net cash (used in) provided by financing activities - continuing operations	(33,872)	(103,515)	22,714

(Decrease) increase in cash and cash equivalents	(5,649)	(51,596)	47,054
Cash and cash equivalents, at beginning of year	7,157	58,753	11,699
Cash and cash equivalents, at end of year	$ 1,508	$ 7,157	$ 58,753

Table 4
Hanger, Inc.
Segment Information: Revenue, EBITDA and Adjusted EBITDA
(dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization.  Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses associated with significant reductions in force and expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with
certain debt covenants which are based on these measures.   Additionally, we utilize these measures to assess our operating and
financial performance.   We believe that these measures enhance a user's understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted
Accounting Principles ("GAAP") and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Years Ended December 31,
	2017	2016	2015

Net Revenue(a)
Patient Care	$ 851,973	$ 840,130	$ 874,960
Products & Services	188,796	201,924	192,212
Net revenue	$ 1,040,769	$ 1,042,054	$ 1,067,172

EBITDA(b)
Patient Care	$ 143,781	$ 117,622	$ (251,394)
Products & Services	(17,513)	(40,172)	40,655
Corporate & Other	(106,695)	(104,649)	(92,520)
EBITDA (Non-GAAP)	$ 19,573	$ (27,199)	$ (303,259)

Adjusted EBITDA(b)
Patient Care	$ 148,007	$ 122,088	$ 134,946
Products & Services	38,504	48,558	45,612
Corporate & Other	(66,908)	(62,187)	(63,401)
Adjusted EBITDA (Non-GAAP)	$ 119,603	$ 108,459	$ 117,157

(a) Excludes intersegment revenue.
(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5
Hanger, Inc.
Reconciliation of net (loss) and (loss) per share to
adjusted net income and adjusted earnings per share
(dollars in thousands, except share and per share amounts)

Earnings Per Share (or "EPS") is defined as net income divided by our diluted common shares during the applicable period.
Adjusted EPS is defined as EPS adjusted for impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, severance expenses associated with significant reductions in force and expenses incurred in connection with our acquisitions and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance.   We believe that this measure enhances a user's
understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of
Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Years Ended December 31,
	2017	2016	2015

Net loss - as reported (GAAP)	$ (104,671)	$ (106,471)	$ (327,091)

Adjustments:
Impairment of intangible assets	54,735	86,164	385,807
Amortization expense	9,527	13,918	13,800
Third party professional fees	32,301	37,244	23,475
Extinguishment of debt	-	6,031	7,237
Severance expenses associated with reduction in force	64	2,487	-
(Income) loss from discontinued operations before taxes	-	(1,425)	11,223
Specified adjustments prior to tax effect	$ 96,627	$ 144,419	$ 441,542

Tax effect of specified adjustments (a)	19,981	(23,974)	(87,436)

Specified adjustments after taxes	116,608	120,445	354,106

Adjusted net income (Non-GAAP)	$ 11,937	$ 13,974	$ 27,015

Basic and diluted loss per share - as reported (GAAP)	$ (2.89)	$ (2.96)	$ (9.18)
Effect of above listed specified adjustments	3.22	3.35	9.94
Adjusted diluted income per share (Non-GAAP)	$ 0.33	$ 0.39	$ 0.76

Shares used to compute adjusted diluted per common share amounts	36,566,638	36,078,719	35,739,766

(a) "Tax effect of specified adjustments" reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 38% to the Company's earnings from continuing operations before taxes, after the incorporation of the identified above adjustments.

Table 6
Hanger, Inc.
Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
(dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization.  Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses associated with significant reductions in force and expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with
certain debt covenants which are based on these measures.   Additionally, we utilize these measures to assess our operating and
financial performance.   We believe that these measures enhance a user's understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity.  In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies.  EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Years Ended December 31,
	2017	2016	2015

Net loss - as reported (GAAP)	$ (104,671)	$ (106,471)	$ (327,091)

Adjustments to calculate EBITDA:
Depreciation and amortization	39,259	44,887	46,343
Interest expense, net	57,688	45,199	29,892
Extinguishment of debt	-	6,031	7,237
Provision (benefit) for income taxes	27,297	(15,910)	(67,614)
(Income) loss from discontinued operations, net of income taxes	-	(935)	7,974
Specified adjustments - net loss to EBITDA	124,244	79,272	23,832
EBITDA (Non-GAAP)	19,573	(27,199)	(303,259)

Further adjustments to calculate Adjusted EBITDA:
Impairment of intangible assets	54,735	86,164	385,807
Third-party professional fees	32,301	37,244	23,475
Equity-based compensation	12,930	9,763	11,134
Acquisition-related expenses	-	-	-
Severance expenses associated with reduction in force	64	2,487	-
Specified further adjustments - EBITDA to Adjusted EBITDA	100,030	135,658	420,416
Adjusted EBITDA (Non-GAAP)	$ 119,603	$ 108,459	$ 117,157

Table 7
Hanger, Inc.
Segment reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
(dollars in thousands)

	For the Years Ended December 31,
	2017	2016	2015

Patient Care

Net income (loss) - as reported (GAAP)	90,350	59,668	(310,745)
Adjustments to calculate EBITDA:
Depreciation and amortization	21,363	24,873	25,674
Interest expense, net	32,068	33,081	33,677
Extinguishment of debt	-	-	-
Provision (benefit) for income taxes	-	-	-
Specified adjustments - net income (loss) to EBITDA	53,431	57,954	59,351
EBITDA (Non-GAAP)	143,781	117,622	(251,394)

Further adjustments to calculate Adjusted EBITDA:
Impairment of intangible assets	-	-	382,860
Third-party professional fees	-	-	-
Equity-based compensation	4,138	2,989	3,480
Acquisition-related expenses	-	-	-
Severance expenses associated with reduction in force	88	1,477	-
Specified further adjustments - EBITDA to Adjusted EBITDA	4,226	4,466	386,340
Adjusted EBITDA (Non-GAAP)	148,007	122,088	134,946

Products & Services

Net (loss) income - as reported (GAAP)	(40,872)	(64,869)	15,658
Adjustments to calculate EBITDA:
Depreciation and amortization	10,163	11,600	11,883
Interest expense, net	13,196	13,097	13,114
Extinguishment of debt	-	-	-
Provision (benefit) for income taxes	-	-	-
Specified adjustments - net income to EBITDA	23,359	24,697	24,997
EBITDA (Non-GAAP)	(17,513)	(40,172)	40,655

Further adjustments to calculate Adjusted EBITDA:
Impairment of intangible assets	54,735	86,164	2,947
Third-party professional fees	-	-	-
Equity-based compensation	1,306	1,556	2,010
Acquisition-related expenses	-	-	-
Severance expenses associated with reduction in force	(24)	1,010	-
Specified further adjustments - EBITDA to Adjusted EBITDA	56,017	88,730	4,957
Adjusted EBITDA (Non-GAAP)	38,504	48,558	45,612

Corporate & Other

Net loss from continuing operations - as reported (GAAP)	(154,149)	(102,205)	(24,030)
Adjustments to calculate EBITDA:
Depreciation and amortization	7,733	8,414	8,786
Interest expense, net	12,424	(979)	(16,899)
Extinguishment of debt	-	6,031	7,237
Provision (benefit) for income taxes	27,297	(15,910)	(67,614)
Specified adjustments - net loss from continuing operations to EBITDA	47,454	(2,444)	(68,490)
EBITDA (Non-GAAP)	(106,695)	(104,649)	(92,520)

Further adjustments to calculate Adjusted EBITDA:
Impairment of intangible assets	-	-	-
Third-party professional fees	32,301	37,244	23,475
Equity-based compensation	7,486	5,218	5,644
Acquisition-related expenses	-	-	-
Severance expenses associated with reduction in force	-	-	-
Specified further adjustments - EBITDA to Adjusted EBITDA	39,787	42,462	29,119
Adjusted EBITDA (Non-GAAP)	(66,908)	(62,187)	(63,401)
Adjusted EBITDA (Non-GAAP)	$ 119,603	$ 108,459	$ 117,157

Table 8
Hanger, Inc.
Indebtedness
(dollars in thousands)

	As of December 31,
	2017	2016	2015

Term loan due June, 2018	$ 151,875	$ 180,000	$ 199,688
Term loan B, due August, 2019	280,000	280,000	-
Revolving credit facility	5,000	-	132,000
Senior notes due 2018	-	-	200,000
Seller notes	5,912	11,110	19,838
Financing leases and other	18,169	18,245	21,134
Total debt before unamortized discount and debt issuance costs	460,956	489,355	572,660

Unamortized discount	(5,556)	(7,511)	(1,820)
Debt issuance costs, net	(5,136)	(9,194)	(4,407)
Total debt	$ 450,264	$ 472,650	$ 566,433

Reported as:
Current portion of long-term debt	$ 4,336	$ 30,944	$ 30,385
Long-term debt	445,928	441,706	536,048
Total debt	$ 450,264	$ 472,650	$ 566,433

Table 9
Hanger, Inc.
Key Operating Metrics

	As of and for the Years Ended December 31,
	2017	2016	2015

Same clinic revenue growth per day (a):
Growth rate on net revenue	2.2%	(2.4)%	5.7%
Growth rate excluding favorable effect of change in rate of disallowances	0.8%	(3.1)%	3.1%

Clinical locations:
Patient care clinics	682	706	721
Satellite clinics	112	115	116
Total clinical locations	794	821	837

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes sales for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.